Exhibit 21.1


                        SUBSIDIARIES OF STYLECLICK, INC.


SUBSIDIARY                                                PLACE OF INCORPORATION

Internet Shopping Network LLC                                 Delaware

Styleclick.com Inc.                                           California

Styleclick Chicago Inc.                                       Delaware